Investor and Media Contact: Steven P. Eschbach, CFA FuelCell Energy, Inc (203) 825-6000 seschbach@fce.com

FOR IMMEDIATE RELEASE

FuelCell Energy Announces Pricing of Private Offering Of Convertible Preferred Stock

Danbury, Conn., – November 12, 2004 –FuelCell Energy, Inc. (NasdaqNM: FCEL), announced the pricing of its private offering of $100 million of Series B cumulative convertible perpetual preferred stock, an increase from the expected $75 million as previously reported. The sale of the preferred stock is anticipated to close on November 17, 2004. The Company also granted the initial purchasers a 75-day option to purchase up to an additional $35 million of the preferred stock.

The preferred stock will pay dividends, in cash or common shares at the Company's option, at a rate of 5.00% per annum. The preferred shares are convertible into the Company's common shares at a conversion rate of 85.1064 common shares per preferred share, which is equivalent to an initial conversion price of $11.75 per common share, subject to adjustment. On November 11, 2004, the reported closing price per common share on Nasdaq was $10.11.

FuelCell Energy intends to use the net proceeds of this offering for product development, product commercialization and general corporate purposes.

This press release does not constitute an offer to sell nor the solicitation of an offer to buy any security. The preferred shares will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to non-U.S. persons in accordance with Regulation S under the Securities Act. The preferred stock will not be registered under the Securities Act, or any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Generally, words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward looking statements. All forward- looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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